Exhibit 10.15

Emdeon Inc.

3055 Lebanon Pike, Suite 1000

Nashville, TN 37214

As of February 3, 2014

Bob Newport, Jr.

Dear Bob:

Reference is made to the employment agreement dated September 14, 2012 by and between you and Emdeon Business Services LLC (the “Company”, which includes its subsidiaries and affiliates) (the “Employment Agreement”). All capitalized terms not defined herein have the meanings assigned to them in the Employment Agreement.

1.	Title and Role. You hereby agree that you will continue to be the Chief Financial Officer of the Company, performing all customary duties to the Company in a timely manner and assisting with the transition of your duties to your successor until March 31, 2014 or such earlier date as determined by the Company (the “Termination Date”).

2.	Severance Benefits. Effective as of the Termination Date, your employment will cease and you will be entitled to the payments and obligations set forth in Section 4.4 of the Employment Agreement on the terms and conditions set forth in the Employment Agreement subject to your performance at your historic levels with respect to (A) the timely preparation and filing of the Company’s annual report with the SEC, (B) continued assistance with other matters involving Ernst & Young, (C) participation, if requested, with matters relating to Board of Directors and its committees meetings and (D) the timely delivery of the release attached hereto as Exhibit A. In addition, the Company will pay you $100,000, which payment represents the prorated portion of your Annual Bonus in respect of the 2014 fiscal year (as described in Exhibit A). Notwithstanding the foregoing, if you voluntarily resign prior to the Termination Date, you will not be entitled to receive the payments and benefits described in this paragraph 2.

3.	Governing Law. This letter agreement shall be construed in accordance with and governed for all purposes by the laws and public policy (other than conflict of laws principles) of the State of Tennessee applicable to contracts executed and to be wholly performed within such State. Any proceeding arising out of or relating to this letter agreement shall be brought in the state courts or federal courts in the state of Tennessee and the parties each hereby expressly submit to the personal jurisdiction and venue of such courts.

Kindly acknowledge your agreement by signing and returning a copy of this letter, whereupon it shall be a binding agreement between us.

EMDEON BUSINESS SERVICES LLC

/s/ Neil de Crescenzo
Name:	Neil de Crescenzo
Title:	CEO

Accepted and agreed:

/s/ Bob Newport, Jr.
Bob Newport, Jr.

Exhibit A

Separation Agreement and General Release

[see attached]

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (this “Release”) is made as of March 31, 2014 by and between Bob A. Newport, Jr., an individual (“Executive”), and Emdeon Business Services LLC, a Delaware limited liability company (“Emdeon”). In consideration of the payments and benefits described in Section 2 below to be provided to Executive pursuant to that certain Employment Agreement, dated as of September 14, 2012 to which Executive and Emdeon are parties (the “Employment Agreement”), the sufficiency of which is acknowledged hereby, Executive and Emdeon agree as follows:

1. Termination Date. Executive and Emdeon agree that Executive’s employment terminated on March 31, 2014 (the “Termination Date”). Executive hereby resigns from all positions as an officer or director with Emdeon and its affiliates as of the Termination Date. Executive shall not take any actions on behalf of the Company and its Affiliates after the Termination Date.

2. Cash Severance; Reimbursements. Subject to the revocation period referred to in Section 9(c) below having expired without the Executive’s having revoked this Release and in consideration of Executive’s general release of claims, and Executive’s other promises set forth herein, Emdeon shall pay to Executive the following severance compensation:

(a) $340,000, payable in equal installments over 12 months in accordance with Emdeon’s regular payroll dates;

(b) Executive’s Annual Bonus in respect of the 2013 year based on actual performance, payable when annual bonuses are generally paid to Emdeon’s senior executives;

(c) a lump sum cash payment equal to $100,000, which payment shall be deemed to represent the prorated portion of Executive’s Annual Bonus in respect of the 2014 year;

(d) a lump sum cash payment representing that portion of the health insurance premium that the Company would have paid for active employees with similar coverage for twelve months; and

(e) Emdeon shall reimburse Executive for reasonable business expenses incurred prior to the Termination Date and submitted for reimbursement within 30 days following the Termination Date and otherwise in compliance with Emdeon’s reimbursement policies.

3. Stock Options. (a) Executive acknowledges that Executive holds 460 options (collectively, the “Rollover Options”) with an exercise price per share of $250 to purchase shares of common stock of Beagle Parent Corp. (“Parent”) that Executive received pursuant to the Option Rollover Agreement (the “Option Rollover Agreement”) dated as of November 2, 2011 between Parent and Executive. The Rollover Options shall remain outstanding and exercisable in accordance with their terms.

(b) Executive acknowledges that Executive holds the following outstanding options (collectively, the “Options”) to purchase shares of common stock of Parent that Executive received pursuant to the Nonqualified Stock Option Agreement (the “Option Agreement”) under the Beagle Parent Corp. Amended and Restated 2009 Equity Incentive Plan (as amended from time to time, the “Plan”):

(i)	2,367.5 time-vesting options with an exercise price of $1,000 per share (the “Tier I Options”);

(ii)	1,500 time-vesting options with an exercise price of $2,500 per share (the “Tier II Options”);

(iii)	1,183.75 options with exercise price of $1,000 per share, which vest upon the satisfaction of the 2x MOIC Hurdle or 20% IRR Hurdle (each as defined in the Option Agreement) (the “2.0 MOIC Options”), of which none are currently vested;

(iv)	1,183.75 options with exercise price of $1,000 per share, which vest upon the satisfaction of the 2.5x MOIC Hurdle or 25% IRR Hurdle (the “2.5 MOIC Options”, and together with the 2.0 MOIC Options, the “MOIC Options”), of which none are currently vested.

(c) Executive and Emdeon (on behalf of Parent) acknowledge and agree that (i) 1,140 Tier I Options are vested (the “Vested Tier I Options”) and 723 Tier II Options are vested (the “Vested Tier II Options”) as of the Termination Date, (ii) Vested Tier I Options and Vested Tier II Options shall remain outstanding and exercisable in accordance with their terms, and subject to expiration without consideration as set forth in the Option Agreements; (iii) all other Tier I Options and Tier II Options were forfeited by Executive and cancelled without consideration as of the Termination Date; and (iv) the MOIC Options shall remain outstanding and eligible to vest in accordance with their terms, and subject to expiration without consideration as set forth in the Option Agreements.

4. Company Property. Executive shall return to Emdeon Executive’s corporate credit cards, electronic building access cards, keys and all other property of Emdeon. Executive shall not take, retain, or copy in any form or manner any Emdeon files, financial information, lists of customers, prices, or any other confidential and proprietary materials or information of Emdeon or any of its subsidiaries or affiliates.

5. No Admission. Neither this Release nor anything in this Release shall be construed to be or shall be admissible in any proceeding as evidence of an admission by Emdeon or Executive of any violation of Emdeon’s policies or procedures, or state or federal laws or regulations. This Release may be introduced, however, in any proceeding to enforce the Release. Such introduction shall be pursuant to an order protecting its confidentiality, except insofar as a court declines to enter any such Order.

6. Release. Except for (a) those obligations created by or arising out of this Release, (b) any rights Executive may have under the agreements related to Executive’s Options (after giving effect to Section 3), and any retirement, 401(k), or similar qualified benefit plans of

Emdeon, (c) any rights Executive may have under that certain Tax Receivable Agreement dated August 17, 2009, by and between Emdeon Inc. and Executive, as amended, and (d) any continuing right to indemnification as provided by (i) any indemnification agreements entered into by and between Executive and Parent or any of its subsidiaries (collectively, the “Indemnification Agreements”), (ii) any applicable law or (iii) in Emdeon’s bylaws and articles of incorporation in connection with acts, suits or proceedings by reason of the fact that Executive was an officer or employee of Emdeon where the basis of the claims against Executive consists of acts or omissions taken or made in such capacity, Executive on behalf of Executive, Executive’s descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges Emdeon, and its predecessors, subsidiaries and affiliates, past and present, and each of them, as well as its and their respective trustees, directors, officers, agents, attorneys, insurers, employees, stockholders (including any direct or indirect stockholder that beneficially owns more than 10% of the capital stock of Emdeon), representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively (including Emdeon) referred to as the “Emdeon Releasees”, with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which Executive now owns or holds or Executive has at any time heretofore owned or held as against the Emdeon Releasees, up to and including the date of Executive’s execution of this Release, arising out of or in any way connected with Executive’s employment relationship with any Emdeon Releasee, or the termination of Executive’s employment with the Emdeon Releasees or any other transactions, occurrences, actions, omissions, claims, losses, damages or injuries whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of any Emdeon Releasee committed or omitted prior to the date of this Release, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Fair Employment Practices Act, the Equal Pay Laws, the Workers’ Compensation Act, the Family and Medical Leave Act, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act of 1974, the Tennessee Human Rights Act, the Tennessee Disability Act, the Tennessee Whistleblower’s Act, the Tennessee Wage Regulation Act, the state and federal Worker Adjustment and Retraining Notification Act, or any common law or statutory claim whatsoever whether for fraud, wrongful termination, violation of public policy or defamation or otherwise, except as expressly set forth herein, any claim for compensation, severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability benefits.

7. Release of Unknown Claims. It is the intention of Executive in executing this Release that the same shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified. Executive acknowledges that Executive may hereafter discover claims or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Release and which, if known or suspected at the time of executing this Release, may have materially affected this settlement. Nevertheless, Executive hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts. Executive acknowledges that Executive understands the significance and consequence of such release.

8. Confidential. The terms and conditions of this Release shall remain confidential as between the parties and professional advisers to the parties and neither of them shall disclose them to any other person, except as provided herein or as required by the rules and regulations of the Securities and Exchange Commission (“SEC”) or as otherwise may be required by law or court order. Executive may disclose pertinent information concerning this Release to Executive’s attorney, tax advisor, financial planner, current spouse and adult children, provided they have been previously informed of and have agreed to keep confidential the terms of this Release. Without limiting the generality of the foregoing, neither Emdeon nor Executive will respond to or in any way participate in or contribute to any public discussion concerning, or in any way relating to, the execution of this Release or the events which led to its execution. Except as provided above with respect to SEC rules and regulations or as otherwise may be required by law or court order, if inquiry is made of Emdeon concerning any request for reference information about Executive, or relating to Executive’s employment with Emdeon, Emdeon shall provide to third parties Executive’s dates of employment with Emdeon and its predecessors and Executive’s job titles during such employment, in accordance with the normal practices of Emdeon’s human resources department.

9. Waiver; Effective Date. Executive expressly acknowledges and agrees that, by entering into this Release, Executive is waiving any and all rights or claims that may have arisen under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Release. Executive further expressly acknowledges that:

(a) Executive is hereby advised in writing by this Release to consult with an attorney before signing this Release;

(b) Executive was given a copy of this Release on [Date], 2014, and informed that Executive has 21 calendar days from that date to consider this Release, although Executive is free to execute this Release any time prior to that date as indicated in Section 18 below; and

(c) Executive was informed that Executive has seven days following the date of Executive’s execution of this Release in which to revoke this Release, which revocation may be effected by means of a written notice actually delivered to the office of the General Counsel of Emdeon at Emdeon’s corporate headquarters within such seven day period, provided that in all events any revocation must be received by Emdeon during the seven-day revocation period.

(d) Emdeon and Executive agree that this Release will not become effective or enforceable until the seven-day revocation period has expired without Executive’s having revoked this Release (the “Effective Date”), and no obligations upon Emdeon set forth in this Release shall be operative or binding upon it until the Effective Date. Moreover, without limiting the generality of the foregoing, if this Release is revoked, all unvested Options shall immediately be forfeited and canceled with no further action required by any party.

10. Employment Relationship. Emdeon and Executive acknowledge that any employment relationship between them (including with any other Emdeon Releasee) terminated on the Termination Date, that they have no further employment relationship except as may arise out of this Release and that Executive waives any right or claim to reinstatement as an employee of any Emdeon Releasee and will not seek employment in the future with Emdeon, unless by mutual consent. Nothing herein shall be construed as voiding Executive’s entitlement to post-termination payments pursuant to Section 2 above or Emdeon’s (or any of its affiliates as the case may be) rights pursuant to Section 4 of the Employment Agreement. Executive agrees that, following the termination of Executive’s employment with Emdeon, (a) Executive will cooperate with any reasonable request Emdeon may make for information or assistance with respect to any matter involving Executive during Executive’s period of employment, and (b) Executive will not at any time, directly or indirectly, disparage or make any untruthful statements about Emdeon or any Emdeon Releasee or take any action with the intention of injuring the business, prospects or reputation of Emdeon or any Emdeon Releasee, provided, however, that nothing contained herein shall restrict in any way Executive’s communications with law enforcement or government officials, or in Executive giving of any testimony. Emdeon, on behalf of itself and the Emdeon Releasees, agrees that it will instruct its officers and directors not to disparage or make any untruthful statements about Executive.

11. Entire Agreement. This Release shall be incorporated into and made a part of the Employment Agreement, the Indemnification Agreements, and legal documentation related to the Rollover Options and Options (the “Option Documents”) as of the date hereof. This Release, together with the Employment Agreement and the Option Documents, sets forth the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all prior and contemporaneous oral and written discussions, agreements and understandings of any kind or nature. This Release shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns.

12. Severability. If any provision of this Release or the application thereof is held invalid, the invalidity shall not affect the other provisions or applications of this Release which can be given effect without the invalid provisions or applications and to this end the provisions of this Release are declared to be severable.

13. Governing Law. This Release and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of Tennessee without regard to principles of conflict of laws.

14. Counterparts. This Release may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

15. No Waiver. No waiver of any breach of any term or provision of this Release shall be construed to be, or shall be, a waiver of any other breach of this Release. No waiver shall be binding unless in writing and signed by the party waiving the breach.

16. Reliance on Counsel. In entering this Release, Executive represents that Emdeon advised Executive to consult legal counsel and that Executive had the opportunity to seek the advice of Executive’s legal counsel of Executive’s own choice, and that Executive has read the Release and had the opportunity to have the Release explained to Executive by legal counsel, and that those terms are fully understood and voluntarily accepted by Executive.

17. Cooperation. All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the terms and intent of this Release and which are not inconsistent with its terms.

18. Declaration. Executive hereby declares as follows:

I, Bob Newport, Jr., hereby acknowledge that I was given 21 calendar days to consider the foregoing Release and voluntarily chose to sign the Release prior to that date.

I have read the foregoing Release and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Release this             day of [March], 2014.

Name: Bob Newport, Jr.

EMDEON BUSINESS SERVICES LLC

By: